Exhibit 10.3

Execution Version

SEPARATION AND CONSULTING AGREEMENT AND GENERAL RELEASE

This Separation and Consulting Agreement and General Release (the “Agreement”) by and between Chris Garabedian (“Executive”) and Sarepta Therapeutics, Inc. (the “Company”), is made effective as of the eighth (8th) day following Executive’s signature without revocation (the “Effective Date”) with reference to the following facts:

A. Executive was employed by the Company as its President and Chief Executive Officer pursuant to the terms of an Executive Employment Agreement dated March 2013 (the “Employment Agreement”).

B. Executive resigned his employment and his positions as an officer of the Company, a member of the Company’s Board of Directors (the “Board”) and a member of all Board committees on which Executive served effective March 31, 2015 (the “Resignation Date”) and has served as a consultant to the Company since his Resignation Date.

C. The Company wishes to continue to retain Executive as a consultant, and Executive is willing to provide consulting services pursuant to the terms of this Agreement.

D. Executive and the Company want to end the employment relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to the Executive under the terms of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Resignation Date; Consulting Services.

a. Executive’s Resignation. Executive acknowledges and agrees that his status as an officer, employee and director of the Company ended on the Resignation Date. Executive hereby agrees to execute such further document(s) as shall be reasonably determined by the Company as necessary or desirable to give effect to the termination of Executive’s status as an officer and director of the Company; provided that such documents shall not be inconsistent with any of the terms of this Agreement and Executive’s resignation shall be treated as a termination other than for Cause under the provisions of Section 8(a) of the Employment Agreement.

b. Consulting Services. Beginning effective April 1, 2015 and ending on the earlier of June 1, 2016 or the date upon which the Company terminates Executive for Cause as defined herein or Executive determines to terminate the consulting services arrangement for any reason (the “Consulting Period”), Executive shall be retained by the Company as a Consultant, and shall be available for a period not to exceed five hours per week to (i) answer questions with respect to matters that were previously within the scope of Executive’s responsibilities, and (ii) cooperate with the Company with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment) (the “Consulting Services”). The Company agrees to remove Executive from the list of Key Personnel covered by the Company’s Insider Trading Policy, as defined therein, and to act in good faith during the Consulting Period in determining whether Executive should be added to the list of Key Personnel based upon his consulting activities. Executive agrees to comply at all times during the Consulting Period with the Insider Trading Policy and applicable securities laws. The Company’s requests for Consulting Services shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment and Executive shall not be required to perform Consulting Services which are against his own legal interests. The Company shall reimburse Executive for reasonable, pre-approved (which approval shall not be unreasonably withheld) out-of-pocket expenses incurred in providing Consulting Services (including all reasonable legal fees if Executive reasonably determines that separate legal counsel is appropriate). “Cause” shall mean (x) Executive’s failure to reasonably provide Consulting Services requested by the Company in accordance with the terms of this Section 1(b), or (y) Executive’s material breach of his continuing obligations pursuant to this Agreement, Sections 13 or 14 of the Employment Agreement, or the AVI Biopharma, Inc. Confidential Information Agreement entered into between Executive and the Company as of January 1, 2011 (the “Confidential Information Agreement”); provided, that, Executive shall not be terminated for Cause shall unless and until the Company provides Executive with written notice that it believes a Cause event has occurred and provides Executive with no less than 30 days to cure such Cause event if curable. Executive’s provision of Consulting Services shall not preclude Executive from accepting other employment during the Consulting period, subject to his post-employment restrictive covenant obligations under the Employment Agreement. If the Company terminates the Executive without Cause or the Executive ceases to provide Consulting Services following a material breach of this Agreement by the Company which is not cured within 30 days after Executive provides notice thereof, the Executive’s rights hereunder shall continue in effect as if the Consulting Period continued until June 1, 2016, but he shall have no obligation to render Consulting Services.

2. Severance and Consulting Period Benefits. The Company hereby agrees, subject to (i) Executive’s signature of this Agreement without revocation and (ii) Executive’s performance of his continuing obligations pursuant to this Agreement, Sections 13 and 14 of the Employment Agreement, and the Confidential Information Agreement, to provide to Executive the following payments and benefits.

a. Severance Payments. Commencing on the payroll date that is no less than five (5) business days following the Effective Date, the Company shall pay to Executive severance at a rate equal to Executive’s monthly base salary as of the Resignation Date for a period of twelve (12) months (the “Severance Payments”). All Severance Payments shall be made in accordance with the Company’s normal payroll practices and shall be reduced by all applicable tax withholding.

b. Equity. In accordance with the Employment Agreement, on the Resignation Date, 50% of each outstanding unvested equity award issued to Executive, (excluding, for this purpose, the performance-based grant dated June 4, 2013 (the “Performance Award”) which is addressed below) shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereto shall immediately lapse. The remaining 50% of Executive’s unvested equity awards (again excluding the Performance Award) shall continue to vest in accordance with the respective terms of Executive’s outstanding award agreements and the terms of the Company’s equity plan under which they were granted through June 1, 2016. All equity awards unvested as of June 1, 2016 shall be immediately forfeited and of no further force or effect. With respect to Executive’s Performance Award, (i) on the Resignation Date, an additional 15,609 shares of the earned Performance Award shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereto shall immediately lapse and (ii) all remaining shares of the Performance Award, to the extent not already vested, shall be immediately forfeited as of the Resignation Date and of no further force or effect. Executive agrees that 24,167 shares under the non-qualified stock option granted to him on August 23, 2012 shall be rescinded by the Company without further consideration (which cancellation shall be based first on the shares to vest after the Resignation Date and the remainder from shares deemed vested on or prior to the Resignation Date). Executive shall have until December 1, 2016 to exercise vested stock options which either are vested as of the Resignation Date or become vested as specifically set forth in this Section 2.b. Except as expressly set forth in this Section 2, Executive’s rights with respect to equity awards granted to him shall be governed by the applicable equity plan, award and agreement (the “Equity Agreements”). For the avoidance of doubt, Exhibit A hereto sets forth a list of all stock options and other equity awards (i) vested as of the Resignation Date (including those already vested prior to the Resignation Date), (ii) unvested as of the Resignation Date, but continuing to vest by their terms until June 1, 2016 and (iii) forfeited as of the Resignation Date. For the further avoidance of doubt, the vesting and exercise terms set forth in this Section 2.b. supersede and replace all vesting and exercise terms stated in the Equity Agreements and the Employment Agreement.

3. Final Paycheck; Payment of Accrued Wages and Expenses; Stock Options.

a. Final Paycheck. Executive acknowledges receipt, on the Resignation Date, of an amount equal to all accrued but unpaid base salary, incentive compensation and all accrued and unused vacation earned through the Resignation Date, subject to standard payroll deductions and withholdings. Executive is entitled to these payments regardless of whether Executive executes this Agreement. Executive acknowledges and agrees that he is not entitled to bonus compensation for 2015. Executive shall also receive all vested accrued benefits and compensation to which he is entitled under the respective terms and conditions of the Company’s employee benefits and compensation plans and arrangements as of the Resignation Date.

b. Business Expenses. The Company shall reimburse Executive for all outstanding expenses incurred prior to the Resignation Date that are consistent with the Company’s policies in effect from time to time with respect to travel and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses. Executive acknowledges that he has submitted for reimbursement all outstanding expenses due to him by the Company. Executive is entitled to these payments regardless of whether Executive executes this Agreement prior to the date of execution of this Agreement.

c. Indemnification/ D & O Insurance. Executive shall be indemnified by the Company to the fullest extent permitted by applicable law and by the Company’s by-laws for all acts and omissions during his employment through the Resignation Date and during the Consulting Period. Executive shall continue to be covered by the Company’s directors’ and officers’ liability insurance, including any applicable “tail” coverage, on the same basis that the Company’s directors and officers are covered thereunder.

4. Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and his resignation thereof. Executive further acknowledges that, other than the Confidential Information Agreement and the Equity Agreements, this Agreement supersedes and replaces each agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, the Employment Agreement, and each such agreement other than the Confidential Information Agreement and Equity Agreements shall be deemed terminated and of no further effect as of the Resignation Date.

5. Executive and Company Releases. (a) Executive agrees that the consideration set forth in this Agreement represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, affiliates, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Company Releasees”).

a. Executive, on his own behalf and on behalf of his family members, heirs, executors, administrators, agents, and assigns, hereby and forever releases the Company Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Company Releasees in their respective capacities as such positions arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

i. any and all claims relating to or arising from Executive’s employment relationship with Company and the termination of that relationship;

ii. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

iii. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”), the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., , the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries

Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended;

iv. any and all claims for violation of the federal or any state constitution;

v. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

vi. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;

vii. and all claims for breach of contract or of the implied covenant of good faith and fair dealing inherent in any contract between the parties; and

viii. any and all claims for attorneys’ fees and costs.

b. Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any Company obligations incurred under this Agreement, or the Equity Agreements. This release does not release claims or rights that cannot be released as a matter of law, including, but not limited to, Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or Massachusetts Commission Against Discrimination claims of discrimination, harassment or retaliation; provided, however, that Executive does release his right to obtain damages for any such claims. This release does not release claims or rights that the Executive may have as a shareholder of the Company or for benefits under any benefit plan or to participation in any such plan pursuant to the terms thereof or applicable law or with respect to any rights to indemnification under any applicable Company agreement or policy or coverage under any directors and officers insurance policy with respect to any actions or inactions of Executive prior to the Resignation Date.

c. Executive acknowledges that he is waiving and releasing any rights he may have under the ADEA, and that this waiver and release is knowing and voluntary. Executive acknowledges that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has been given at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement in which to revoke it; (d) this Agreement shall not be effective until after the revocation period has expired and Executive will not receive the benefits of Section 2 of this Agreement until such period has expired without revocation; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. Executive agrees that any revisions made to this Agreement since it was first presented to him shall be deemed immaterial and do not operate to extend the consideration period under this Section 5(c). To revoke his acceptance of this Release, Executive must contact Ty Howton, Senior Vice President and General Counsel, by email at THowton@Sarepta.com no later than 5 p.m. Eastern on the 7th day following Executive’s signature of this Release.

d. Executive has been informed that by statute or common law principles, a general release may not extend to Claims which Executive does not know or suspect to exist in his favor at the time of executing the release, if knowledge of such Claims could have affected his decision to settle. Being aware of this fact, Executive specifically waives any rights that he may have to assert such unknown Claims in the future.

(b) In consideration for the Executive’s release pursuant to Section 5(a) of this Agreement, the Company on behalf of itself and any of its subsidiaries or affiliates hereby and forever releases Executive from and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, based upon facts that are known, or that should be known in the exercise of reasonable diligence, to the Company’s Board of Directors. The claims released include claims based upon omissions, acts, facts, or damages that have occurred up until and including the date of execution of this Agreement, including, without limitation any and all claims relating to or arising from the Executive’s employment relationship with the Company and the termination of that relationship. Notwithstanding the generality of the foregoing, the Company does not release any claims based upon Executive’s breach of this Agreement, the Confidential Information Agreement or the Equity Agreements; gross negligence; willful misconduct; or conduct for which Executive could not be indemnified as a matter of law.

6. Non-Disparagement; Transfer of Company Property; Non-Interference. The Company and Executive further agree that:

a. Non-Disparagement. Executive shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately. Neither the Company nor its senior executive officers and members of the Board shall disparage, criticize or defame Executive, either publicly or privately. In furtherance thereof, the Company shall instruct such officers and directors to abide by this non-disparagement provision. Nothing in this Section 6(i) shall have application to any evidence or testimony required by any court, arbitrator or government agency or any truthful statements made in connection with any litigation under this Agreement or otherwise between Executive and the Company or any such senior executive officer or director.

b. Transfer of Company and Executive Property. As soon as practicable after the date hereof, Executive shall turn over (to the extent not already turned over) to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he has in his possession, custody or control at the Resignation Date. All data storage devices shall be returned without deletion, alteration or copying by Executive of Company information, data and files. The Company shall permit Executive to retrieve at his own expense and liability his personal property, including office furniture and other personal belongings. The Executive shall receive copies of all personal emails sent to his work address on or after March 31, 2015.

c. Non-Interference. During the Consulting Period, Executive shall not interfere with the Company’s relationships with any client, customer, vendor, joint venture partner or with any other business relationship between the Company and any third party

7. Executive Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company Releasees or any affiliate of any Company Releasee with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will use reasonable best efforts to immediately cause it to be withdrawn and dismissed, and (b) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law.

8. No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Company Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Company Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.

9. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Massachusetts or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state or commonwealth other than Massachusetts.

10. Miscellaneous. This Agreement, together with the Confidential Information Agreement and the Equity Agreements comprise the entire agreement between the parties with regard to the subject matter hereof and supersede, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof, including but not limited to the Employment Agreement (with the exception of Sections 13 and 14). Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

11. Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

12. Compliance with Continuing Obligations. Executive reaffirms his continuing obligations under the Confidential Information Agreement and Sections 13 and 14 of the Employment Agreement. Executive acknowledges and agrees that the payments and benefits provided by Sections 1(b)

and 2 of this Agreement shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidential Information Agreement and Sections 13 and 14 of the Employment Agreement. Sections 9(c), 9(e), 12, 13, 14 and 18 of the Employment shall continue in effect and shall be applied hereunder notwithstanding the termination of the Executive’s employment with the Company.

IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement and General Release to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: 6/30/2015	CHRIS GARABEDIAN

/s/ CHRIS GARABEDIAN
Chris Garabedian

SAREPTA THERAPEUTICS, INC.
DATED: 6/30/2015

	By:	/s/ EDWARD M. KAYE

	Title:	Interim CEO, CMO, SVP

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